Exhibit 99.1
FOR IMMEDIATE RELEASE

October 29, 2015

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Third Quarter Operating Results

DALLAS, TEXAS, October 29, 2015 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $5.6 million for the quarter ended September 30, 2015. In comparison, for the quarter ended June 30, 2015, the Bank reported net income of $23.9 million. For the nine months ended September 30, 2015, the Bank reported net income of $52.5 million.

The decrease in net income from the second quarter to the third quarter of 2015 was largely attributable to a negative swing in gains and losses on the Bank's derivatives and hedging activities ($19.3 million), most of which are transitory in nature, and a decrease in the Bank's net interest income ($3.0 million), offset by an increase in net gains on trading securities ($1.1 million), an increase in realized gains on sales of long-term securities ($0.9 million), and a decrease in the Bank's Affordable Housing Program assessment ($2.0 million).

Total assets at September 30, 2015 were $43.0 billion, compared with $42.6 billion at June 30, 2015 and $38.0 billion at December 31, 2014. The $0.4 billion increase in total assets for the third quarter was attributable primarily to increases in the Bank's advances ($1.2 billion) and long-term investments ($1.3 billion), offset by a decrease in the Bank's short-term liquidity portfolio ($1.9 billion). For the nine-month period ended September 30, 2015, the $5.0 billion increase in total assets was attributable primarily to increases in the Bank's advances ($3.9 billion) and long-term investments ($0.9 billion).

Advances totaled $22.8 billion at September 30, 2015, compared with $21.6 billion at June 30, 2015 and $18.9 billion at December 31, 2014. During the third quarter, the Bank's lending activities expanded due to increased demand from some of its larger borrowers, which the Bank attributes to increased loan demand and a decrease in liquidity levels at those institutions.

The Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency residential mortgage-backed securities (MBS), totaled $3.4 billion at September 30, 2015 as compared to $3.7 billion at June 30, 2015 and $4.7 billion at December 31, 2014. The Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency and other highly rated debentures and U.S. agency commercial MBS, totaled $8.4 billion at September 30, 2015 as compared to $7.0 billion at June 30, 2015 and $6.4 billion at December 31, 2014. The Bank also held $0.2 billion of long-term U.S. Treasury Notes in its trading securities portfolio at September 30, 2015.

The Bank's short-term liquidity portfolio, which is comprised substantially of non-interest bearing excess cash balances, overnight federal funds sold and reverse repurchase agreements, totaled $8.0 billion at September 30, 2015, compared to $9.9 billion at June 30, 2015 and $7.8 billion at December 31, 2014.

During the quarter ended September 30, 2015, the Bank sold approximately $162 million (par value) of U.S. agency residential MBS classified as held-to-maturity (for which a substantial portion of the principal had previously been collected). The aggregate gains recognized on the sales of these securities totaled $3.3 million. In addition, the Bank sold approximately $181 million (par value) of U.S. agency debentures classified as available-for-sale during the quarter ended September 30, 2015. The aggregate gains recognized on the sales of these securities totaled $1.5 million. For the nine months ended September 30, 2015, the Bank recognized gains on the sales of long-term held-to-maturity and available-for-sale investment securities totaling $13.4 million and $3.8 million, respectively.

The Bank's retained earnings increased to $748.9 million at September 30, 2015, from $744.5 million at June 30, 2015 and $699.8 million at December 31, 2014. On September 30, 2015, a dividend of $1.2 million was paid to the Bank's shareholders.

Additional selected financial data as of and for the quarter and nine months ended September 30, 2015 (and, for comparative purposes, as of June 30, 2015 and December 31, 2014 and for the quarter ended June 30, 2015) is set forth below. Further discussion and analysis regarding the Bank's results will be included in its Form 10-Q for the quarter ended September 30, 2015 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to approximately 850 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter and Nine Months Ended September 30, 2015
(Unaudited, in thousands)

	September 30, 2015	June 30, 2015	December 31, 2014
Selected Statement of Condition Data:

Assets
Investments (1)	$18,773,335	$20,339,701	$17,422,344
Advances	22,769,525	21,647,725	18,942,400
Mortgage loans held for portfolio, net	59,093	63,095	71,411
Cash and other assets	1,388,135	501,264	1,609,713
Total assets	$42,990,088	$42,551,785	$38,045,868

Liabilities
Consolidated obligations
Discount notes	$20,253,360	$18,633,731	$19,131,832
Bonds	19,130,108	20,618,393	16,078,700
Total consolidated obligations	39,383,468	39,252,124	35,210,532
Mandatorily redeemable capital stock	4,358	4,415	5,059
Other liabilities	1,458,122	1,146,166	911,364
Total liabilities	40,845,948	40,402,705	36,126,955
Capital
Capital stock — putable	1,464,306	1,402,286	1,222,738
Retained earnings	748,865	744,515	699,776
Total accumulated other comprehensive income (loss)	(69,031)	2,279	(3,601)
Total capital	2,144,140	2,149,080	1,918,913
Total liabilities and capital	$42,990,088	$42,551,785	$38,045,868

Total regulatory capital (2)	$2,217,529	$2,151,216	$1,927,573

	For the Quarter Ended	For the Quarter Ended	For the Nine Months Ended
	September 30, 2015	June 30, 2015	September 30, 2015

Selected Statement of Income Data:

Net interest income	$28,349	$31,397	$88,830
Other income (loss)	(3,310)	13,973	25,363
Other expense	18,872	18,843	55,845
AHP assessment	617	2,653	5,836
Net income	$5,550	$23,874	$52,512

(1)
Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.

(2)	As of September 30, 2015, June 30, 2015 and December 31, 2014 total regulatory capital represented 5.16 percent, 5.06 percent and 5.07 percent, respectively, of total assets as of those dates.
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